Exhibit 99.1

HEADWATERS INCORPORATED REPORTS RECORD RESULTS FOR SECOND QUARTER OF FISCAL 2004

         o        Earnings Per Share of $0.55
         o        Total Revenue Increased 39%
         o        Senior Debt Refinanced

         o        VFL Technology Corporation Acquired

SOUTH JORDAN, UTAH, April 22, 2004 - HEADWATERS INCORPORATED (NASDAQ: HDWR), today announced results for its second fiscal 2004 quarter ended March 31, 2004. Highlights for the second quarter of fiscal 2004 included:

         o        Recognition of $25 Million of Escrowed Funds
         o        Revenue Growth (excluding escrowed funds) of 10%
         o        Reaffirmation of Earnings Forecast of $1.70 to $1.85

Total revenue for the March 2004 quarter was $119.5 million, up 39% from $86.1 million reported in the March 2003 quarter. Operating income rose 127% to $38.0 million from $16.8 million in the second quarter of fiscal 2003. Net income increased to $18.6 million or $0.55 per diluted share, compared with $6.8 million or $0.24 per diluted share in the prior year's second quarter.

Total revenue for the six months ended March 31, 2004 was $221.0 million, up 26% from $174.8 million reported for the six months ended March 31, 2003. Operating income rose 73% to $60.1 million from $34.8 million for the six months ended March 31, 2003. Net income for the six months ended March 31, 2004 increased to $28.7 million or $0.91 per diluted share, compared with $14.8 million or $0.53 per diluted share for the six months ended March 31, 2003.

March 2004 Quarter Events

The accounting impact of several items that occurred in the March 2004 quarter is summarized in the following table:

         (Amounts in thousands)
         Net income, as reported                                                               $   18,627
         Items:
             Recognition of escrowed funds, net of performance based bonus
               compensation                                                                       (20,479)
             Accelerated amortization of debt costs related to early repayment of
               senior debt                                                                          4,651
             Asset impairment charges                                                               1,310
             Write-off of abandoned acquisition related costs                                         829
             Income tax effect                                                                      5,311
                                                                                               ----------
         Net income adjusted                                                                   $   10,249
                                                                                               ==========

         Earnings per share of adjusted net income                                             $    $0.30
                                                                                               ==========

Recognition of escrowed funds - The field work for the tax audit of one of Headwaters' licensees has been completed and the audit is in final administrative review. As a result, Headwaters recognized revenues relating to certain funds previously deposited in an escrow account. Pursuant to the contractual terms of an agreement with this licensee, license fees earned by Headwaters over the last two and a half years have been placed in an escrow account for the benefit of Headwaters pending resolution of an audit of the licensee by the Internal Revenue Service ("IRS"). The IRS proposed no adjustments to the tax credits claimed by the licensee, resulting in the current revenue recognition of license fees held in the escrow account. Disbursements from the escrow account are expected to occur upon resolution of the IRS review, as defined in the license agreement.

Accelerated interest expense - On March 31, 2004 Headwaters replaced its senior secured debt with conventional bank financing. The new senior secured credit facilities consist of a $50 million term loan and a $50 million revolving credit arrangement. The interest rate ranges from 175 - 250 basis points over LIBOR, depending on the Company's leverage and certain other covenants. The initial interest rate is 225 basis points over LIBOR or approximately 3.5%. The term loan is due November 2007 and required principal payments are based on a 10 year amortization with a balloon payment due at maturity.

Headwaters used the $50 million term loan along with approximately $20 million of existing cash to repay the previously outstanding senior debt of approximately $70 million. The interest rate on the former senior debt was 425 basis points over LIBOR, or approximately 5.4%. As a result of the early repayment of senior debt, Headwaters expensed the remaining unamortized debt discount and debt issue costs of $4.651 million.

ISG's Performance

During the March 2004 quarter, revenues from ISG's coal combustion products ("CCPs") segment were $39.6 million with a gross margin of 28% compared to $31.2 million of revenue with a gross margin of 25% for the March 2003 quarter. The gross margins for future March quarters should range between 22% and 25%. Margins were higher than expected in the current quarter because certain service agreements were re-negotiated, resulting in higher revenues and related margins. Shipments of high quality fly ash products for the March 2004 quarter totaled approximately 1.1 million tons, compared to 961,000 tons in the March 2003 quarter, approximately a 10% increase in tons of fly ash sold.

Revenues from the fly ash construction materials segment were $11.2 million during the March 2004 quarter, with a gross margin of 13%, compared to revenue of $11.7 million and a gross margin of 26% for the March 2003 quarter. Margins were lower in the quarter primarily because of one-time inventory and other balance sheet adjustments, some of which related to original purchase price allocations.

Covol Fuels' Performance

Chemical reagent sales decreased 3% to $32.2 million, compared to $33.1 million in 2003. Covol Fuels' license fees for the March 2004 quarter increased 308% to $36.3 million from $8.9 million in 2003. The increase in license fees resulted primarily from the recognition of escrowed funds. Excluding approximately $25 million of escrowed license fees, quarterly license fee revenue increased 29% from $8.9 million in the March 2003 quarter to $11.5 million in the March 2004 quarter.

During the March 2004 quarter, Covol Fuel's licensees sold 10.0 million tons of solid alternative fuel. This compares to 9.9 million tons sold in the March 2003 quarter and 9.9 million tons in the December 2003 quarter. Covol Fuels sold 23.8 million pounds of chemical reagent in the March 2004 quarter, compared to 25.7 million pounds in the March 2003 quarter and 23.4 million pounds in the December 2003 quarter. The 10.0 million tons of fuel sold was produced at 22 of the 28 licensed facilities, resulting in average quarterly production of 455,000 tons per facility. The highest number of tons produced from any one facility in the quarter was 834,000, and the lowest was 110,000. Covol Fuels sold chemical reagent to a total of 30 facilities. Of the 30 facilities, 17 were licensee facilities and 13 were solely chemical reagent sale facilities.

Debt Reduction

As described above, Headwaters reduced its senior secured debt to $50 million as of March 31, 2004 and replaced the remaining $50 million with a new conventional bank credit facility that carries a significantly lower interest rate.

The following table highlights certain debt coverage and balance sheet ratios using quarter end balances and the trailing twelve months ("TTM") earnings before net interest expense, taxes, depreciation and amortization ("EBITDA"):

                                                          Sept. 2002      Mar 2003      Sept. 2003     Mar. 2004
     -------------------------------------------------- --------------- ------------- -------------- ---------------
     Total Indebtedness to EBITDA(a)                         2.43           1.97          1.53            0.44
     EBITDA to Required Interest Paymentsa                   5.65           6.22          7.73           64.96
     Current Ratioa                                          1.24           1.25          1.19            2.62
     Total Debt to Equitya                                   1.73           1.39          0.96            0.19
     -------------------------------------------------- --------------- ------------- -------------- ---------------

(a) See "Reconciliation of Net Income to EBITDA," "Total long-term debt, before amortized debt discount," and "Current Ratio" calculations.

Acquisition of VFL Technology Corporation

Headwaters closed the acquisition of VFL Technology Corporation (VFL) on April 9, 2004. The acquisition broadens the scope of services Headwaters offers, as well as its client base, principally on the east coast.

VFL was valued at $29 million to be paid by Headwaters in cash and debt. The acquisition is anticipated to be accretive to Headwaters' fiscal 2004 earnings.

VFL manages a total of approximately 2 million tons of coal combustion products annually for a variety of applications. Coal ash utilization applications managed by VFL include replacement of portland cement, structural base for road construction, stabilization of municipal and industrial wastes, and flowable fills. VFL is an industry leader in the design, construction, and operation of facilities for the management of flue gas desulphurization material produced by emissions control "scrubbers" at coal fired power plants. The acquisition strengthens Headwaters' relationships with a number of coal-based utilities that employ desulphurization technologies.

Announced Acquisition of Eldorado Stone

Headwaters also announced yesterday the execution of a definitive agreement to acquire Eldorado Stone LLC. Eldorado Stone is one of the largest producers of architectural manufactured stone in the United States. The acquisition, subject to customary closing conditions, should add in excess of $100 million in revenue annually to Headwaters' construction materials segment. Headwaters currently sells a number of branded "green" building products that use 25% to 60% fly ash as a raw material replacing cement. The resulting products have demonstrated improved performance enhanced by the fly ash. This acquisition will help Headwaters improve overall margins, growth, and adds critical mass to Headwaters' manufactured construction products unit.

Commentary and Outlook

Steven G. Stewart, Headwaters' Chief Financial Officer, stated, "The March quarter is the lowest performing quarter for the Company from a seasonal perspective. We had a slow January and February due to inclement weather, but March was exceptional, helping to offset the slow start to the quarter. Also, the recognition of license fees held in escrow, net of certain other expenses, was at the high end of our forecasted range, which provides us with more confidence in our forecast for fiscal 2004 of between $1.70 and $1.85 per diluted share. If our acquisitions perform as anticipated, we should be able to finish the year at the high end of the range."

"Consistent with our revenue diversification and growth plans we have been active in our mergers and acquisition activity. We have continued to focus our efforts on opportunities along the coal value chain with a particular emphasis on those that will increase the size of our fly ash and manufactured products businesses. Our recent acquisitions of VFL and proposed acquisition of Eldorado Stone will help us add strength to these important business lines. Our strong balance sheet positions us well to continue to grow through opportunistic mergers and acquisitions," said Kirk A. Benson, Chairman and Chief Executive Officer.

Management will host a conference call with a simultaneous webcast (including slides) today at 11:00 a.m. Eastern/9:00 a.m. Mountain to discuss the Company's financial results and business outlook. The call will be available live via the Internet by accessing Headwaters' web site at www.hdwtrs.com and clicking on the Investor Relations section. To listen to the live broadcast, please go to the web site at least fifteen minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, an online replay will be available for 90 days on www.hdwtrs.com, or a phone replay will be available through April 29, 2004, at 11:59 p.m. ET by dialing 800 642-1687 or 706-645-9291 and entering the pass code 6702564.

About Headwaters Incorporated

Headwaters Incorporated is a world leader in creating value through innovative advancements in the utilization of natural resources. The Company is focused on providing services to energy companies, conversion of fossil fuels into alternative energy products, and generally adding value to energy. Headwaters generates revenue from managing coal combustion products (CCPs) and from licensing its innovative chemical technology to produce an alternative fuel. Through its CCP business and its solid alternative fuels business, the Company earns a growing revenue stream that provides the capital needed to expand and acquire synergistic new business opportunities.

Forward Looking Statements

Certain statements contained in this report are forward-looking statements within the meaning of federal securities laws and Headwaters intends that such forward-looking statements be subject to the safe-harbor created thereby.

Forward-looking statements include Headwaters' expectations as to the managing and marketing of coal combustion products, building products, operation of facilities utilizing alternative fuel technologies, the marketing of synthetic fuels, the receipt of licensing fees, royalties, and product sales revenues, the development, commercialization, and financing of new technologies and other strategic business opportunities and acquisitions, and other information about Headwaters. Such statements that are not purely historical by nature, including those statements regarding Headwaters' future business plans, the operation of facilities, the availability of tax credits, the availability of feedstocks, and the marketability of the coal combustion products, building products, and synthetic fuel, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding future events and our future results that are based on current expectations, estimates, forecasts, and projections about the industries in which we operate and the beliefs and assumptions of our management. Actual results may vary materially from such expectations. Words such as "expects," "anticipates," "targets," "goals," "projects," "believes," "seeks," "estimates," variations of such words, and similar expressions are intended to identify such forward-looking statements. Any statements that refer to projections of our future financial performance, our anticipated growth and trends in our businesses, and other characterizations of future events or circumstances, are forward-looking.

In addition to matters affecting the coal combustion product, synthetic fuel, and building products industries or the economy generally, factors which could cause actual results to differ from expectations stated in forward-looking statements include, among others, the factors described in the captions entitled "Forward-looking Statements" and "Risk Factors" in Item 7 in Headwaters' Annual Report on Form 10-K for the fiscal year ended September 30, 2003, Quarterly Reports on Form 10-Q, and other periodic filings and prospectuses.

Although Headwaters believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that our results of operations will not be adversely affected by such factors. Unless legally required, we undertake no obligation to revise or update any forward-looking statements for any reason. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report.

Our internet address is www.hdwtrs.com. There we make available, free of charge, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and any amendments to those reports, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Our reports can be accessed through the investor relations section of our web site.

HEADWATERS INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(in thousands, except per-share amounts)

                                                           Quarter ended March 31,              Six months ended March 31,
                                                     ------------------------------------   ------------------------------------
                                                           2003               2004                2003               2004
                                                     ------------------------------------   ------------------------------------
Revenue:
     Sales of chemical reagents                             $  33,123          $  32,229           $  62,191          $  63,109
     License fees                                               8,948             36,277              17,726             45,832
     Coal combustion products revenues                         31,168             39,592              69,454             84,692
     Sales of construction materials                           11,700             11,248              22,784             23,181
     Other revenues                                             1,114                175               2,607              4,175
                                                     ------------------------------------   ------------------------------------
Total revenue                                                  86,053            119,521             174,762            220,989
                                                     ------------------------------------   ------------------------------------

Operating costs and expenses:
     Cost of chemical reagents sold                            21,782             21,759              40,793             43,019
     Cost of coal combustion products revenues                 23,422             28,501              51,418             60,746
     Cost of construction materials sold                        8,672              9,789              17,077             19,256
     Cost of other revenues                                     1,135                252               2,132                317
     Depreciation and amortization                              3,167              3,239               6,251              6,507
     Research and development                                   1,106              1,460               2,120              3,456
     Selling, general and administrative                       10,001             16,498              20,225             27,617
                                                     ------------------------------------   ------------------------------------
Total operating costs and expenses                             69,285             81,498             140,016            160,918
                                                     ------------------------------------   ------------------------------------
Operating income                                               16,768             38,023              34,746             60,071

Interest income (expense), net                                 (3,460)            (5,697)             (7,897)           (10,988)
Other income (expense), net                                    (2,119)            (1,889)             (2,058)            (2,394)
                                                     ------------------------------------   ------------------------------------
Income before income taxes                                     11,189             30,437              24,791             46,689

Income tax provision                                           (4,400)           (11,810)             (9,950)           (17,970)
                                                     ------------------------------------   ------------------------------------
Net income                                                  $   6,789          $  18,627           $  14,841          $  28,719
                                                     ====================================   ====================================

Basic earnings per share                                    $    0.25          $    0.57           $    0.55          $    0.95
                                                     ====================================   ====================================

Diluted earnings per share                                  $    0.24          $    0.55           $    0.53          $    0.91
                                                     ====================================   ====================================

Weighted average shares outstanding -- basic                   26,983             32,782              26,909             30,371
                                                     ====================================   ====================================

Weighted average shares outstanding -- diluted                 28,101             34,104              28,133             31,593
                                                     ====================================   ====================================


Reconciliation of Net Income to EBITDA for the trailing 12 months ended March
31, 2004:

EBITDA for the trailing 12 months ended March 31, 2004 of $113,686 is derived as follows: net income of $50,509, plus net interest expense of $18,470, income taxes of $31,470, and depreciation and amortization of $13,237.

HEADWATERS INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(in thousands)

                                                                                                 September 30,        March 31,
Assets:                                                                                               2003               2004
                                                                                            ------------------------------------
Current assets:
     Cash and short-term investments                                                              $   21,653         $   38,103
     Trade receivables, net                                                                           52,399             87,024
     Inventories                                                                                       7,827              9,924
     Other                                                                                             6,005              5,957
                                                                                            ------------------------------------
Total current assets                                                                                  87,884            141,008

Property, plant and equipment, net                                                                    52,743             53,747
Intangible assets, net                                                                               112,414            110,121
Goodwill                                                                                             112,131            112,131
Debt issue costs and other assets                                                                      8,103              4,703
                                                                                            ------------------------------------
Total assets                                                                                      $  373,275         $  421,710
                                                                                            ====================================

Liabilities and Stockholders' Equity:
Current liabilities:
     Accounts payable                                                                             $   17,177         $   10,957
     Accrued liabilities                                                                              29,056             37,921
     Current portion of long-term debt                                                                27,475              5,012
                                                                                            ------------------------------------
Total current liabilities                                                                             73,708             53,890

     Long-term debt                                                                                  104,044             45,035
     Deferred income taxes                                                                            50,663             51,273
     Other long-term liabilities                                                                       4,703              3,860
                                                                                            ------------------------------------
Total liabilities                                                                                    233,118            154,058
                                                                                            ------------------------------------

Stockholders' equity:
     Common stock - par value                                                                             28                 33
     Capital in excess of par value                                                                  130,936            229,562
     Retained earnings                                                                                12,213             40,932
     Other, primarily treasury stock                                                                  (3,020)            (2,875)
                                                                                            ------------------------------------
Total stockholders' equity                                                                           140,157            267,652
                                                                                            ------------------------------------
Total liabilities and stockholders' equity                                                        $  373,275         $  421,710
                                                                                            ====================================


The current ratio as of September 30, 2003 of 1.19 is derived by dividing total current assets of $87,884 by total current liabilities of $73,708. The current ratio as of March 31, 2004 of 2.62 is derived by dividing total current assets of $141,008 by total current liabilities of $53,890.


Outstanding long-term debt before unamortized debt discount is calculated as follows:

     Current portion of long-term debt as shown above                                             $   27,475         $    5,012
     Long-term debt as shown above                                                                   104,044             45,035
     Unamortized debt discount                                                                         3,404                  0
                                                                                            ------------------------------------
     Total long-term debt, before unamortized debt discount                                       $  134,923         $   50,047
                                                                                            ====================================